Exhibit 5.1


                [Opinion of McGuire, Woods, Battle & Boothe LLP]


                [McGuire, Woods, Battle & Boothe LLP Letterhead]

                                 April 15, 1998



Smithfield Foods, Inc.
200 Commerce Street
Smithfield, Virginia 23430

Smithfield Canada Limited
200 Commerce Street
Smithfield, Virginia 23430

                 Registration Statement on Form S-4, as amended
                        Nos. 333-46495 and 333-46495-01
        Common Stock, Rights and Series B Special Voting Preferred Share

Ladies and Gentlemen:

         We have acted as your United States counsel in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") relating to the offer and sale by Smithfield Foods, Inc., a Virginia corporation ("Smithfield Foods") of up to 4,001,479 shares of its Common Stock, $.50 par value per share (the "Shares"), Rights to Purchase Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Rights"), to be attached in equal number to the Shares as described in the Registration Statement, and one Series B Special Voting Preferred Share, par value $1.00 (the "Series B Preferred Share"). The Registration Statement also relates to the offer and sale by Smithfield Canada Limited, an Ontario corporation ("Smithfield Canada"), of up to 4,001,479 shares of its Exchangeable Shares, without par value, as described in the Registration Statement.

         We have assisted you in your preparation of the Registration Statement and have examined such questions of law and such corporate records and documents, statements and certificates of officers of Smithfield Foods and Smithfield Canada and such other information as we have deemed necessary to the issuance of this opinion. Based on the foregoing, we are of the opinion that:



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Smithfield Foods, Inc.
Smithfield Canada Limited
April    , 1998
Page 2




         1. The Shares have been duly authorized and, when duly issued and sold as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable;

         2. Regarding the corresponding Rights to be duly issued, we reaffirm our opinion as given to the Smithfield Foods' Board of Directors and confirmed in our letter of September 2, 1997, a copy of which is attached; and

         3. When the terms of the Series B Preferred Share as set forth in the Registration Statement have been duly determined and filed with the State Corporation Commission of the Commonwealth of Virginia in accordance with the Virginia Stock Corporation Act, and duly issued and sold as contemplated by the Registration Statement, then the Series B Preferred Share will be duly authorized, validly issued, fully paid and nonassessable.

         In rendering the above opinions, we have assumed that the respective certificates for the Shares, the Rights and the Series B Preferred Share will be in appropriate form and appropriately executed, and that the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

         Our opinion is limited to the effect of the laws of the Commonwealth of Virginia.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "Legal Matters" therein. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,



                                       /s/ McGuire, Woods, Battle & Boothe LLP



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                [McGuire, Woods, Battle & Boothe LLP Letterhead]


                                                 September 2, 1997



Board of Directors
Smithfield Foods, Inc.
999 Waterside Drive, Suite 900
Norfolk, Virginia 23510

Gentlemen:

         This will confirm our opinion, given orally to the Board of Directors (the "Board") of Smithfield Foods, Inc., a Virginia corporation (the "Company"), with respect to the Board's adoption of a Shareholder Rights Plan (the "Plan") on the terms set forth in the Rights Agreement (the "Rights Agreement") which was submitted to the Board prior to adoption. Under the Plan, the Board of Directors has authorized the issuance by the Company of rights (the "Rights") to purchase 1/1,000th of a share of the Company's Series A Junior Participating Preferred Shares, $1.00 par value per share (the "Series A Preferred Shares"), as a dividend distribution to holders of the Common Stock, $.50 par value per share (the "Common Shares"), of the Company.

         In connection with this opinion, we have reviewed the Company's Articles of Incorporation, as amended, and Bylaws; the form of Rights Agreement and the resolutions adopted by the Board of Directors on August 28, 1997 providing among other things for the distribution of the Rights and approving the Rights Agreement; and such other matters as we consider necessary. We have examined those Virginia statutes and judicial decisions as we have deemed relevant. Although we have also examined certain statutes and judicial decisions from other jurisdictions, we express no opinion herein concerning the laws of any state other than Virginia.

Summary of the Plan

         Each Right issued under the Plan will entitle the holder to purchase 1/1,000th of a share of Series A Preferred Shares for $37.50, subject to certain anti-dilution adjustments. The Rights are not exercisable, and are not transferable separately from the Common Shares, until the "Distribution Date," which is the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 2




consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares. The Rights will expire on May 31, 2001, unless such date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

         After the Distribution Date, the Rights are exercisable and separately transferable. The purchase price payable, and the number of Series A Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment in certain circumstances to prevent dilution, and in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring prior to the Distribution Date. Because of the nature of the Series A Preferred Shares' dividend, liquidation and voting rights, the value of a one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

         At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0001 per Right, which may be made effective with such conditions as the Board of Directors in its sole discretion may establish, and as a result of which the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 3




group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company's preferred shares having equivalent rights, preferences and privileges), per Right, subject to adjustment.

Reasons for the Plan

         We understand that, given the present ease of consummating an unsolicited takeover of a major corporation, the Board believes that adoption of the Plan will make the Company less vulnerable to abusive and unfair takeover tactics by giving the Board the time and flexibility to ensure that all shareholders are protected in their right to retain their investment, or to secure full value for it, while not precluding a fair acquisition of the Company. Although we understand that the Company has no knowledge that any person or group is presently engaged in such tactics with respect to the Company, the Board is concerned that present law might not provide adequate protection against such tactics.

         We understand that the Board's principal purpose in adopting the Plan is to encourage any potential acquiror to negotiate in advance with the Company, thereby enabling the Board to act in the best interests of all the shareholders. The Board has acknowledged that the Plan is not intended to deter or prevent an offer which would be in the best interests of all shareholders or to affect adversely any person's or group's ability to obtain representation on or control of the Company's Board of Directors through proxy contests.

Matters Considered by the Board

         The Board of Directors considered proposals similar to the Plan and matters related thereto at a meeting held on August 28, 1997. The directors were assisted in their deliberations not only by officers of the Company but also by independent legal counsel. Factors discussed during this meeting included (i) the takeover environment generally and as it relates to food processing companies; (ii) the vulnerability of the Company to a takeover generally and to particular takeover tactics, in light of present law and existing provisions of the Company's Articles of Incorporation and Bylaws; (iii) the financial and other characteristics of the Company which could make the Company an attractive target; (iv) the provisions, purposes and potential effects of the Plan; (v) whether the Plan is reasonably related to and effective in accomplishing its intended purposes; (vi) the effect of the Plan, if any, on potential offers for all of the Common Shares; (vii) the redemption features of the Plan, including the possibility that the Rights might become non-redeemable and the consequences thereof in obtaining a fair price for all shareholders in a subsequent negotiated


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 4




transaction; (viii) the potential effect of the Plan on the market price of the Common Shares; (ix) whether the exercise price under the Rights is reasonably related to the long-term value of the Company; and (x) the terms and surrounding circumstances of the Shareholder Rights Plan adopted and maintained by Smithfield Foods, Inc., a Delaware corporation, since May 8, 1991.

         The Board of Directors also considered that Virginia has (i) a statute prohibiting a holder of at least ten percent of its voting shares, who acquires such percentage without prior approval by the board of directors, from carrying out certain significant transactions with the corporation for three years after the acquisition of such percentage unless the transaction is approved by the majority of the disinterested directors and the holders of two-thirds of the shares other than the shares of such holder and (ii) a statute which provides that under certain circumstances shares acquired by a person will have no voting rights unless voting rights are granted by a resolution adopted by the shareholders. We understand that the Board of Directors believes that these statutes show that public policy in Virginia recognizes that the acquisition of a ten percent or greater interest without Board approval presents a possible threat to the corporation and its other shareholders, and that the Plan supplements the protection provided by these statutes by helping to ensure that shareholders realize the full long-term potential value for their Common Shares.

         It is our understanding that the Board has concluded that the Rights
(i) serve a legitimate corporate purpose and are reasonably related to accomplishing that purpose, (ii) have an exercise price which is reasonably related to the long-term value of the Company, (iii) are in the best interests of the Company and its shareholders, and (iv) have not been proposed for the purpose of perpetuating the directors' or management's control over the Company.

Legal Authorization of the Rights

         The Virginia Stock Corporation Act authorizes the board of directors of a corporation to issue rights, options and warrants for the purchase of shares of the corporation on such terms as it may approve, except in limited circumstances not applicable here. Section 13.1-646 of the Virginia Code provides that:

         A. Unless reserved to the shareholders in the articles of incorporation and subject to the provisions of ss. 13.1-651, a corporation may create or issue rights, options or warrants for the purchase of shares of the corporation upon such terms and conditions and for such consideration, if any, and such purposes as may be approved by the board of directors. (emphasis added)


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 5




         B. Notwithstanding the provisions of subsection A of ss. 13.1-638, the terms and conditions of rights, options or warrants created or issued by a corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer or receipt thereof by designated persons or classes of persons or that invalidate or void such rights, options, or warrants held by designated persons or classes of persons. Any action or determination by the board of directors with respect to the issuance, the terms and conditions or redemption of rights, options, or warrants shall be subject to the provisions of ss. 13.1-690 and shall be valid if taken or determined in compliance therewith. (emphasis added)

         The terms of Section 13.1-646 are broad, and we have not found any legislative history or judicial decision indicating that the language of the statute should be narrowly construed so as to deprive boards of directors of the authority to issue rights similar to those contemplated under the Plan. The Virginia Bar Association/Virginia State Bar Title 13.1 Joint Bar Committee's Commentary (revised 1992) relating to a 1990 amendment to Section 13.1-646 indicates that the purpose of revised Section 13.1-646 is to permit a board of directors to issue rights similar to those contemplated by the Plan. In addition, a Federal district court case, WLR Foods, Inc. v. Tysons Foods, Inc., 861 F. Supp. 1277 (W.D. Va. 1994) ("WLR II") (holding that Section 13.1-646 and certain other statutes were not preempted by federal statute) suggests that
Section 13.1-646 authorizes a board of directors to issue rights similar to those contemplated by the Plan. We also note that similarly broadly-worded provisions of the Delaware General Corporation Law have been held by the Delaware Supreme Court to authorize a board of directors to issue rights with features similar to those of the Plan. Moran v. Household International, Inc., 500 A.2d 1346 (Del. 1985) ("Household"); Revlon, Inc. v. MacAndrew & Forbes Holdings, Inc. 506 A.2d 173 (Del. 1986) ("Revlon"").


         Based on the language of the Virginia statute, related commentary, the Household and Revlon cases and the absence of contrary Virginia precedent, we believe that a Virginia court should hold that the Plan and the issuance of the Rights are authorized by Section 13.1-646.

Standard of Conduct of the Board of Directors

         Directors of a corporation stand in a fiduciary relationship to their corporation, and therefore impliedly to their shareholders, and have a duty to exercise their good faith business judgment in making decisions. To fulfill their obligations, directors must have access to and consider reasonably


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 6




available information relevant to their decisions. Directors are generally protected against liability for actions taken in exercise of their duties as directors by the business judgment rule. In general, this rule accords a presumption of validity to directors' actions unless it is shown that the directors acted in bad faith, fraudulently or in their own self interest. Courts applying Virginia law have recognized the business judgment rule. Penn v. Pemberton & Penn, 189 Va. 649, 53 S.E. 2d 823 (1949); Abella v. Universal Leaf Tobacco Co. Inc., 495 F. Supp. 713 (E.D. Va. 1980), reconsidered at 546 F. Supp. 795 (E.D. Va. 1980).

         The Virginia Stock Corporation Act contains a statutory standard of conduct for directors. If a director performs his duties in accordance with this standard of conduct, he is not liable for any action taken as a director. Thus the General Assembly has codified the business judgment rule for directors of Virginia corporations.

         Section 13.1-690 of the Virginia Code sets forth the general standard of conduct for directors and provides as follows:

         A. A director shall discharge his duties as a director, including his duties as a member of a committee, in accordance with his good faith business judgment of the best interests of the corporation. (emphasis added)

         B. Unless he has knowledge or information concerning the matter in question that makes reliance unwarranted, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

                  1. One or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented;

                  2. Legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person's professional or expert competence; or

                  3. A committee of the board of directors of which he is not a member if the director believes, in good faith, that the committee merits confidence.

         C. A director is not liable for any action taken as a director, or any failure to take any action, if he performed the duties of his office in compliance with this section. (emphasis added)


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 7




         D. A person alleging a violation of this section has the burden of proving the violation.

         Commentary from the drafters of this section reflects an intention to simplify the standard of conduct and to avoid measuring the conduct against a reasonable man standard. Instead courts should look to the directors' good faith decision of what is in the best interests of the corporation. The drafters believed that under this standard, a director could be more certain that he is acting properly than under previous judicial decisions.

         Several Virginia cases have considered the applicable standards under
Section 13.1-690. Sandberg v. Virginia Bankshares, Inc., 891 F.2d 1112 (4th Cir.
1989) ("Sandberg""), reversed on other grounds 501 U.S. 1083, 111 S. Ct. 2749, 115 L.Ed.2d 929 (1991); WLR Foods, Inc. v. Tyson Foods, Inc., 857 F.Supp. 492 (W.D.Va. 1994) ("WLR I"); WLR II; and WLR Foods, Inc. v. Tysons Foods, Inc., 869 F.Supp. 419 (W.D.Va. 1994) ("WLR III"). The WLR I court, in analyzing the provisions of Section 13.1-690(B), stated:

                  This suggests that good faith is to be measured by the directors' resort to an informed decision making process, not by the rationality of the decision ultimately taken. Of course, resort to the process must itself be undertaken in good faith: the directors must believe in good faith that their advisors are competent to render the advice sought, and they must be aware of no facts which would make reliance on that advice unwarranted.

                  WLR Foods, Inc. v. Tysons Foods, Inc., supra, 857 F. Supp. 492 at 494 (1994).

In addition, the court confirmed that, "[a]s to conflicts arising out of a hostile takeover, the Virginia statutory scheme is clear that [Section] 13.1-690 sets the standard for director actions taken in response to such a takeover." Id at 495. In WLR III, the court suggested that Section 13.1-690 is broader than analogous statutes in other states. The court noted that the Business Judgment Statute should be interpreted in accordance with its plain language, adding the observation "[t]hat the Business Judgment Statute may appear to offer more protection for directors than do most or all analogous statutes in other states does not alter its plain language." WLR Foods, Inc. v. Tysons Foods, Inc., 869 F.Supp. 419 at 424.

         The WLR III court found that the directors of WLR Foods, Inc. had acted in compliance with Section 13.1-690 in connection with approving a discriminatory shareholder rights plan at a time when a hostile tender offer was pending. WLR I, WLR II and WLR III (collectively, the


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 8




"WLR cases") were appealed to the Fourth Circuit Court of Appeals, which affirmed them in WLR Foods, Inc. v. Tysons Foods, Inc., 65 F. 3rd 1172 (1995).

         Numerous cases from other jurisdictions have examined director conduct in the context of actions of boards of directors in issuing rights similar to those contemplated in the Plan. The most notable of these cases is the Household case, in which the Delaware Supreme Court held that the business judgment rule as construed in that state applies to the adoption of a shareholder rights plan. The Household court also recognized the propriety of adopting such a plan in preparation for the possibility of an unfriendly takeover attempt:

                  ...pre-planning for the contingency of a hostile takeover might reduce the risk that, under the pressure of a takeover bid, management will fail to exercise reasonable judgment. Therefore, in reviewing a preplanned defensive mechanism it seems even more appropriate to apply the business judgment rule.

                  Moran v. Household International, Inc., supra, 500 A.2d at 1350 (1985) (emphasis added).

         The Delaware Supreme Court in the Revlon case determined that the adoption of a rights plan similar to the Plan was within the power of the board of directors and was valid under the circumstances existing at the time of its adoption. Courts applying laws of other jurisdictions have also followed Household and Revlon to reach similar conclusions. See, e.g. Dynamics Corp. of America v. CTS Corp., 637 F Supp. 406 (N.D. Ill. 1986), aff'd, 794 F. 2d 250 (7th Cir. 1986) (applying Indiana law (which was assumed to follow Delaware law), the court dismissed arguments relating to the power of a board of directors to adopt the rights plan under review, although it issued a preliminary injunction against the plan on the grounds that under the circumstances the particular plan was unreasonable in relationship to the particular threat to the corporation); Gelco Corp. v. Coniston Partners, 652 F. Supp. 829 (D. Minn. 1986), affirmed in part and vacated in part on other grounds, 811 F.2d 414 (8th Cir. 1987) (applying Minnesota law); A. Copeland Enterprises, Inc. v. Guste, 706 F. Supp. 1283 (W.D. Tex. 1989) (applying Texas law); and Amanda Acquisition Corporation v. Universal Foods Corporation, 708 F. Supp. 984 (E.D. Wis. 1989) affirmed on other grounds, 877 F.2d 496 (7th Cir.), cert. denied 493 U.S. 955 (1989) (applying Wisconsin law).

         In addition, the Delaware Supreme Court has recognized that a board, in the exercise of its business judgment, may manage a company to achieve the long-term goals the board sets and, consequently, may reject a takeover bid in order to continue following its long-term business plan.


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 9




Paramount Communications Inc. v. Time, Inc., 571 A.2d 1140 (Del. 1989). The Virginia Stock Corporation Act provides in Section 13.1-728.9, as part of Virginia's control share acquisition statute (Sections 13.1-728.1 through 13.1-728.9 of the Virginia Stock Corporation Act), that:

                  In the case of any action taken or not taken by directors, the provisions of ss. 13.1-690 shall apply, and, in determining the best interests of the corporation, a director may consider the possibility that those interests may best be served by the continued independence of the corporation.

         Given the broad authorization contained in Section 13.1-646 with respect to the power of a board of directors to create and issue rights on such terms as it determines, the provisions of Section 13.1-690 which protect directors from liability for actions taken in exercise of their good faith business judgment of the best interests of the corporation, the WLR cases, and the application of 13.1-690 in WLR III to uphold adoption of a plan while a hostile tender offer was pending, we believe a Virginia court should apply the Household and Revlon decisions and their reasoning to the decision of the Board of Directors to adopt the Plan and to issue the Rights.

Opinion

         Based upon the foregoing, we are of the opinion that a court applying Virginia law should hold that:

         1. The adoption of the Plan and declaration of the Rights dividend distribution was a matter properly within the business judgment of the Board of Directors of the Company.

         2. All corporate action required under the laws of Virginia has been taken (i) for the authorization of issuance of the Rights in accordance with the terms of the Rights Agreement, (ii) for the authorization of issuance of the Series A Preferred Shares in accordance with the Articles of Incorporation, as amended, of the Company, and (iii) for the Rights, when issued, to be validly issued.


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Board of Directors
Smithfield Foods, Inc.
September 2, 1997
Page 10





         This opinion is limited to the adoption of the Plan by the Board of Directors. The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the Commonwealth of Virginia. We have not been asked to, and accordingly do not, express any opinion with respect to any other aspect of the Rights or the enforceability of any particular provisions of the Rights Agreement.

         Any further action or inaction by the Board of Directors with respect to the Plan, including a decision relating to the redemption of the Rights, will be judged in light of all the relevant facts and circumstances applicable at the time.

                                   Very truly yours,



                                   /s/ McGuire, Woods, Battle & Boothe, L.L.P.